Exhibit 99.1

FOR RELEASE:	October 31, 2019

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

THIRD QUARTER 2019 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust Company, today reported net income for the quarter ended September 30, 2019 of $3.2 million with basic and diluted earnings per share of $0.17, compared to net income of $4.3 million and basic and diluted earnings per share of $0.27 for the comparative quarter ended September 30, 2018.

Total assets, deposits, and gross loans for the Company as of September 30, 2019 were $1.3 billion, $987.7 million, and $1.0 billion, respectively, compared to total assets of $1.3 billion, total deposits of $974.2 million, and gross loans of $992.8 million as of the same date in 2018.

“The Select Bank team continues to serve new and existing customers with common-sense banking as we grow the franchise,” said William L. Hedgepeth II, President and Chief Executive Officer.

“The third quarter built on the growth we experienced earlier in the year as a result of our expansion in Raleigh with the Holly Springs branch and our opening in Virginia Beach through a branch acquisition. Our second office in Charlotte is on the drawing board, and we are building capabilities through targeted hiring to support other growth in markets and products. In addition, the process is well underway for the expected sale of a branch and the consolidation of another branch in the fourth quarter of this year.”

“Our core profitability also improved due to the installation of new systems in our Small Business Administration (SBA) lending and mortgage operations. We continue to objectively measure our performance and take action where returns fail to meet our expectations.”

“We review opportunities for acquisitions and analyze each with discipline designed to properly deploy the capital entrusted to us. Our share repurchase program remains active, and we are able to return capital to shareholders by buying back shares when conditions warrant, while maintaining sufficient capital for acquisitions that meet our criteria.”

The results for the three months ended September 30, 2019 included $99,000 in after-tax integration-related expenses incurred in connection with the addition of the Virginia Beach branch. For the three months ended September 30, 2019, return on average assets was 0.99% and return on average equity was 5.93%, compared to 1.10% and 6.41%, respectively, for the three months ended June 30, 2019. Non-performing loans were $15.6 million at September 30, 2019 and $11.6 million at December 31, 2018. Non-performing loans equaled 1.53% of total loans at September 30, 2019, increasing from 1.18% of total loans at December 31, 2018. Other real estate owned equaled $1.4 million at September 30, 2019, compared to $1.1 million at December 31, 2018. For the third quarter of 2019, net charge-offs were $478,000, or 0.19% of average loans, compared to net charge-offs of $0, or 0.00% of average loans for the quarter ended June 30, 2019. In the last few quarters past dues, nonaccruals and impaired loans have increased and those loans have been assessed for loss and charged offs have been incurred specifically on those loans for the respective expected loss. At September 30, 2019, the allowance for loan losses was $8.1 million, or 0.79% of total loans, as compared to $8.7 million, or 0.88% of total loans, at December 31, 2018.

Net interest margin was 3.94% for the quarter ended September 30, 2019, as compared to 4.06% for the quarter ended June 30, 2019.

Mr. Hedgepeth further commented, “In the third quarter, we exhausted our available repurchases under our repurchase plan announced on August 31, 2016. During the third quarter, the Board of Directors approved a new stock repurchase plan. Under the new plan, the Company is authorized to repurchase up to 937,248 outstanding shares of its common stock. We repurchased 231,889 shares under the new repurchase plan in the third quarter of 2019. Our repurchase in the second quarter was approximately $725,000 and $8.2 million in the third quarter of 2019. In the last two quarters, we have repurchased approximately $8.9 million of our stock at an average price of $10.98 per share. We expect this to continue in the future, when and as conditions allow under our stock repurchase plan. We are pleased that the Company’s historical financial performance and well-capitalized status enable us to return value to our shareholders through the repurchase plan. We are focused on creating shareholder value over the long term, and our Board of Directors and management team believe that the Company's share repurchases continue to be an effective part of the Company’s overall capital management strategies.”

Select Bank & Trust has 19 branch offices in these North Carolina communities: Dunn, Burlington, Charlotte, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Holly Springs (Raleigh area), Leland, Lillington, Lumberton, Morehead City, Raleigh, and Wilmington, North Carolina; in the following South Carolina communities: Blacksburg, Rock Hill and Six Mile; and in Virginia Beach, Virginia.

About Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Select Bank & Trust Company, a North Carolina-chartered commercial bank that provides a full suite of banking services through its offices in North Carolina, South Carolina, and Virginia. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “SLCT”.

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar, or with names similar, to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible book value per share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles; and (b) tangible book value per share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value per share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per share. A reconciliation of tangible book value per share to book value per share is included following the “Selected Financial Information and Other Data” table below.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

Important Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, and expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: our ability to manage growth; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from our acquisition activity and branch divestures and consolidations; regulatory changes; changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; adverse economic conditions that impact our borrowers’ ability to pay their debts when due; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update any forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Select Bancorp, Inc.
Selected Financial Information and Other Data
($ in thousands, except share and per share data)

	At or for the three months ended (unaudited)					At or for the twelve months ended

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	December 31, 2018	December 31, 2017	December 31, 2016
Summary of Operations:
Total interest income	$15,008	$14,572	$14,050	$14,544	$14,382	$56,835	$39,617	$34,709
Total interest expense	3,140	2,875	2,593	2,644	2,530	9,450	5,106	3,733
Net interest income	11,868	11,697	11,457	11,900	11,852	47,385	34,511	30,976
Provision for loan losses	231	(207)	112	(395)	(459)	(156)	1,367	1,516
Net interest income after provision	11,637	11,904	11,345	12,295	12,311	47,541	33,144	29,460
Noninterest income	1,448	1,328	1,197	1,244	1,066	4,701	3,072	3,222
Merger/acquisition related expenses	128	107	-	-	-	1,826	2,166	-
Noninterest expense	8,803	8,704	8,304	7,864	7,800	32,724	25,153	22,281
Income before income taxes	4,154	4,421	4,238	5,675	5,577	17,692	8,897	10,401
Provision for income taxes	915	973	931	1,221	1,256	3,910	5,712	3,647
Net Income	3,239	3,448	3,307	4,454	4,321	13,782	3,185	6,654
Dividends on Preferred Stock	-	-	-	-	-	-	-	4
Net income available to common shareholders	$3,239	$3,448	$3,307	$4,454	$4,321	$13,782	$3,185	$6,750

Share and Per Share Data:
Earnings per share - basic	$0.17	$0.18	$0.17	$0.23	$0.27	$0.87	$0.27	$0.58
Earnings per share - diluted	$0.17	$0.18	$0.17	$0.23	$0.27	$0.87	$0.27	$0.58
Book value per share	$11.45	$11.26	$11.04	$10.85	$10.61	$10.85	$9.72	$8.95
Tangible book value per share(1)	$10.03	$9.88	$9.68	$9.47	$9.21	$9.47	$7.72	$8.29
Ending shares outstanding	18,513,078	19,261,989	19,326,485	19,311,505	19,296,121	19,311,505	14,009,137	11,645,413
Weighted average shares outstanding:
Basic	19,028,572	19,318,358	19,315,686	19,302,263	15,858,455	15,812,585	11,763,050	11,610,705
Diluted	19,073,235	19,359,492	19,365,354	19,360,050	15,916,734	15,877,633	11,826,977	11,655,111

Selected Performance Ratios:
Return on average assets(2)	0.99%	1.10%	1.08%	1.39%	1.40%	1.12%	0.35%	0.81%
Return on average equity(2)	5.93%	6.41%	6.32%	8.52%	10.53%	8.51%	2.93%	6.61%
Net interest margin	3.94%	4.06%	4.09%	4.03%	4.20%	4.19%	4.09%	4.06%
Efficiency ratio (3)	66.11%	66.83%	65.62%	59.83%	60.38%	62.83%	66.93%	65.15%

Period End Balance Sheet Data:
Gross loans	$1,014,928	$997,062	$991,801	$986,040	$992,805	$986,040	$982,626	$677,195
Total interest-earning assets	1,153,612	1,148,417	1,103,691	1,119,344	1,078,871	1,119,344	1,063,322	770,288
Goodwill	24,579	24,579	24,579	24,579	24,579	24,579	24,904	6,931
Core deposit intangible	1,803	2,011	1,866	2,085	2,318	2,085	3,101	810
Total assets	1,269,634	1,316,797	1,242,077	1,258,525	1,252,156	1,258,525	1,194,135	846,640
Deposits	987,673	1,030,250	950,966	980,427	974,161	980,427	995,044	679,661
Short-term debt	-	-	7,000	7,000	11,002	7,000	28,279	37,090
Long-term debt	57,372	57,372	57,372	57,372	57,372	57,372	19,372	23,039
Shareholders' equity	212,049	216,845	213,451	209,611	204,705	209,611	136,115	104,273

Selected Average Balances:
Gross Loans	$1,013,331	$982,876	$985,059	$990,504	$988,479	$987,634	$732,089	$639,412
Total interest-earning assets	1,197,266	1,160,387	1,086,958	1,141,604	1,073,285	1,119,344	813,773	744,024
Core Deposit Intangible	1,878	1,741	1,951	2,171	2,411	2,547	640	1,020
Total Assets	1,300,137	1,261,972	1,238,847	1,267,479	1,228,259	1,228,576	898,943	829,315
Deposits	1,013,504	970,011	949,771	987,180	986,174	989,838	738,310	665,764
Short-term debt	-	6,824	7,000	10,348	17,542	21,393	34,523	32,111
Long-term debt	57,372	57,372	57,372	57,372	57,372	49,357	14,239	25,739
Shareholders' equity	216,556	215,722	212,130	207,331	162,799	161,953	108,709	102,110

Asset Quality Ratios:
Nonperforming loans (4)	$15,560	$16,582	$11,583	$11,635	$11,162	$11,635	$6,978	$9,430
Other real estate owned	1,442	1,468	1,046	1,088	1,020	1,088	1,258	599
Allowance for loan losses	8,056	8,303	8,510	8,669	9,089	8,669	8,835	8,411
Nonperforming loans (4) to period-end loans	1.53%	1.66%	1.17%	1.18%	1.12%	1.18%	0.71%	1.02%
Allowance for loan losses to period-end loans	0.79%	0.83%	0.86%	0.88%	0.92%	0.88%	0.90%	1.24%
Delinquency ratio (5)	0.09%	0.37%	0.73%	0.51%	0.53%	0.51%	0.63%	0.44%
Net loan charge-offs (recoveries) to average loans (2)	0.19%	0.00%	0.11%	0.01%	(0.01)%	0.00%	0.13%	0.02%

(1)	Tangible book value per share (a non-GAAP measure) is equal to total shareholders’ equity less goodwill and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period. Please refer to the table below for a reconciliation of this non-GAAP measure.
(2)	Annualized.
(3)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Nonperforming loans consist of non-accrual loans and restructured loans.
(5)	Delinquency Ratio includes loans 30–89 days past due and excludes non-accrual loans.

Reconciliation of GAAP to Non-GAAP Measures

($ in thousands, except per share data)

(Unaudited)

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2016
Tangible common equity
Total shareholders' equity	$212,049	$216,845	$213,451	$209,611	$204,705	$136,115	$104,273
Adjustment:
Goodwill	24,579	24,579	24,579	24,579	24,579	24,904	6,931
Core deposit intangibles	1,803	2,011	1,866	2,085	2,318	3,101	810
Tangible common equity	$185,667	$190,255	$187,006	$182,947	$177,808	$108,110	$96,532
Common shares outstanding(1)	18,513,078	19,261,989	19,326,485	19,311,505	19,296,121	14,009,137	11,645,413
Book value per common share(2)	$11.45	$11.26	$11.04	$10.85	$10.61	$9.72	$8.95
Tangible book value per common share(3)	$10.03	$9.88	$9.68	$9.47	$9.21	$7.72	$8.29

(1)	Excludes the dilutive effect of common stock issuable upon exercise of stock options.

(2)	We calculate book value per common share as shareholders' equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(3)	We calculate the tangible book value per common share as total shareholders' equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period.

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